UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

TechnipFMC plc
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or other jurisdiction of incorporation or organization)	98-1283037 (I.R.S. Employer Identification No.)

One Subsea Lane
Houston, Texas 77044
(Address, including zip code, of principal executive offices)

TechnipFMC plc 2022 Incentive Award Plan
(Full title of the plan)

Cristina Aalders
Executive Vice President, Chief Legal Officer and Secretary
One Subsea Lane
Houston, Texas 77044
Telephone: (281) 591-4000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Julia A. Thompson, Esq.
Latham & Watkins LLP
555 11th Street, NW
Suite 1000
Washington, DC 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 22, 2022, the Board of Directors of TechnipFMC plc (the “Company”) approved the TechnipFMC plc 2022 Incentive Award Plan (the “Plan”), subject to and effective upon shareholder approval.  On April 29, 2022, the Company’s shareholders approved the Plan at the 2022 annual general meeting of shareholders.  This Registration Statement on Form S-8 is being filed to register 15,245,950 ordinary shares of the Company, par value $1.00 per share (the “Ordinary Shares”), which may be offered or sold to participants under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the U.S. Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)          the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023;

(b)         the information specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 from its Definitive Proxy Statement on Schedule 14A, as filed with the Commission on March 17, 2023;

(c)          the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the Commission on April 27, 2023, July 27, 2023 and October 26, 2023, respectively;

(d)          the Company’s Current Reports on Form 8-K filed with the Commission on February 1, 2023 (Item 5.02 only), April 25, 2023, May 2, 2023 and July 31, 2023; and

(e)          the description of the Ordinary Shares contained in the Company’s Registration Statement on Form 8-A (File No. 001-37983) filed with the Commission on January 17, 2017, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is currently a public limited company incorporated in England and Wales or under English law. Chapter 7 of Part 10 of the U.K. Companies Act 2006 contains provisions relating to directors’ liability. All statutory references in this Item 6 are to the U.K. Companies Act 2006.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes void any provision by which a company directly or indirectly provides an indemnity for a director of the company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except if permitted as:

(a)	liability insurance within Section 233;

(b)	qualifying third-party indemnity provisions falling within Section 234; or

(c)	qualifying pension scheme indemnity provision under Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows the Company to provide an indemnity against liability incurred by a director to someone other than the Company or an associated company of the Company. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings or application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct) of the U.K. Companies Act 2006.

Section 235 allows the Company to provide indemnification to a director that is a trustee of an occupational pension scheme if joint liability incurred in connection with the company’s activities as trustee of the scheme. Such provision does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal proceedings.

Any indemnity provided under Section 234 or Section 235 must be disclosed in the company’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

The articles of association of the Company provide that, subject to the U.K. Companies Act 2006, the Company may indemnify (i) any person who is or was a director of the Company or any associated company against any loss, cost, charge or liability incurred by him as a director in the actual or purported execution and/or discharge of his duties or in relation to them whether in connection with any negligence, default, breach of duty or breach of trust by him or otherwise; and (ii) any person who is or was a director of an associated company that is a trustee of an occupational pension scheme, against any loss, cost, charge or liability incurred by him as a director in connection with the company’s activities as trustee of an occupational pension scheme.

The articles of association of the Company also provide that, subject to the U.K. Companies Act 2006, the Company may purchase and maintain insurance for or for the benefit of any person who is or was a director, officer or employee of the Company, or any body corporate which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated. This includes, without limitation, insurance against any loss or liability or any expenditure such director, officer or employee may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his or her duties or in the exercise or purported exercise of his or her powers or otherwise in relation to his or her duties, powers or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the Company or the relevant body.

The Company is also party to deeds of indemnity with its directors and executive officers to indemnify them to the fullest extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in connection with the actual or purported exercise of, or failure to exercise or alleged failure to exercise, any of such person’s powers, duties or responsibilities as a director or officer of the Company or any of its subsidiaries.

In addition, the Company’s subsidiary, FMC Technologies, Inc., has entered into an indemnification agreement with each of the Company’s directors and executive officers. These agreements, among other things, require FMC Technologies, Inc. to indemnify an indemnitee to the fullest extent permitted by applicable law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the indemnitee in any action or proceeding, including any action or proceeding by the Company or in the Company’s right, arising out of the person’s services as a director or executive officer.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a)        The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas on this 26th day of October, 2023.

TechnipFMC plc (Registrant)

By:	/s/ Alf Melin
Name: Alf Melin Title: Executive Vice President, Chief Financial Officer

POWER OF ATTORNEY

The undersigned whose signature appears below constitutes and appoints Alf Melin, Kristina Doroghazi and Cristina Aalders, and each of them (with full power to each of them to act alone), as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign and affix the undersigned’s name to TechnipFMC plc’s Registration Statements on Form S-8 and any and all amendments, including post-effective amendments thereto, in connection with the registration under the Securities Act of 1933, as amended, of ordinary shares of TechnipFMC plc pursuant to TechnipFMC plc 2022 Incentive Award Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission.

The undersigned also grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in furtherance thereof, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

[Signature Pages Follow]

Signature	Title	Date

/s/ Douglas J. Pferdehirt	Director and Chief Executive Officer (Principal Executive Officer)	October 26, 2023
Douglas J. Pferdehirt

/s/ Alf Melin	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	October 26, 2023
Alf Melin

/s/ Krisztina Doroghazi	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	October 26, 2023
Krisztina Doroghazi

/s/ Cristina Aalders	Executive Vice President, Chief Legal Officer, and Secretary (Authorized Representative in the U.S.)	October 26, 2023
Cristina Aalders

/s/ Eleazar de Carvalho Filho	Director	October 26, 2023
Eleazar de Carvalho Filho

/s/ Claire S. Farley	Director	October 26, 2023
Claire S. Farley

/s/ Robert G. Gwin	Director	October 26, 2023
Robert G. Gwin

/s/ John O’Leary	Director	October 26, 2023
John O’Leary

/s/ Margareth Øvrum	Director	October 26, 2023
Margareth Øvrum

/s/ Kay G. Priestly	Director	October 26, 2023
Kay G. Priestly

/s/ John Yearwood	Director	October 26, 2023
John Yearwood

/s/ Sophie Zurquiyah	Director	October 26, 2023
Sophie Zurquiyah

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Articles of Association of TechnipFMC plc (incorporated by reference from Exhibit 3.1 to TechnipFMC plc’s Current Report on Form 8-K filed on January 17, 2017 (File No. 001-37983))
5.1*	Opinion of Latham & Watkins (London) LLP
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of Latham & Watkins (London) LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)
99.1	TechnipFMC plc 2022 Incentive Award Plan (incorporated by reference from Appendix A to TechnipFMC plc’s Definitive Proxy Statement on Schedule 14A, filed on March 18, 2022 (File No. 001-37983)).
107*	Filing fee table

*	Filed herewith.